EXHIBIT 20

PAUL HASTINGS DRAFT

FOR DISCUSSION PURPOSES ONLY

SECURITIES PURCHASE AGREEMENT

DATED AS OF [      ], 2007

among

[MERLOT] CORPORATION

and

GAZIT-GLOBE LTD.

ARTICLE I
SALE OF INITIAL TRANCHE OF COMMON STOCK

Section 1.1	Purchase and Sale of Common Stock	1
Section 1.2	The Closing of the Sale of the Initial Shares	1

ARTICLE II

STANDBY PURCHASE COMMITMENT

Section 2.1	Rights Offering	2

ARTICLE III

CERTAIN AGREEMENTS

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

Section 6.1	Representations and Warranties	30
Section 6.2	Absence of Litigation	30
Section 6.3	Consents and Approvals	30
Section 6.4	No Change in Law	30
Section 6.5	NYSE Approval	30

2

Section 6.6	Ownership Limit Waiver	30
Section 6.7	Registration Rights Agreement	31
Section 6.8	No Company Material Adverse Effect	31
Section 6.9	Board Resignations	31
Section 6.10	Bylaw Amendment	31
Section 6.11	Election of New Directors	31

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE COMPANY

Section 7.1	Representations and Warranties	31
Section 7.2	Absence of Litigation	31
Section 7.3	Consents and Approvals	32
Section 7.4	No Change in Law	32

ARTICLE VIII
TERMINATION

Section 8.1	Termination	32
Section 8.2	Break-Up Fees and Expenses	33
Section 8.3	Effect of Termination	33

ARTICLE IX
INDEMNIFICATION

Section 9.1	Indemnification Generally	34
Section 9.2	Indemnification Procedures For Third Party Claims	34
Section 9.3	Survival of Representations, Warranties, Agreements, Etc	35

ARTICLE X
MISCELLANEOUS
35

Section 10.1	Expenses and Taxes	35
Section 10.2	Further Assurances	35
Section 10.3	Public Announcement	35
Section 10.4	No Third Party Beneficiaries	36
Section 10.5	Entire Agreement	36
Section 10.6	Successors and Assigns	36
Section 10.7	Counterparts	36

3

4

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of [           ], 2007, is entered into by and between Gazit-Globe Ltd., an Israeli real estate investment company (the “Purchaser”) and [Merlot] Corporation, a Delaware corporation (the “Company”).(1)

RECITALS

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), in tranches at the times and on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Company and the Purchaser agree as follows:

All capitalized terms used and not otherwise defined in this Agreement shall have the definitions set forth on Annex I hereto.

ARTICLE I

SALE OF INITIAL TRANCHE OF COMMON STOCK

Section 1.1                                      Purchase and Sale of Common Stock.  Subject to the terms and conditions hereof, the Purchaser agrees to purchase at the Initial Closing (as defined below), and the Company agrees to sell and issue to the Purchaser at the Initial Closing, [      ](2) shares of Common Stock (the “Initial Shares” in exchange for the payment in cash of $500,000,000 (the “Purchase Price”).

Section 1.2                                      The Closing of the Sale of the Initial Shares.

(a)                                  Subject to the terms and conditions of this Agreement, the sale of the Initial Shares by the Company to the Purchaser contemplated in Section 1.1 shall take place at a closing (the “Initial Closing”) on the date that is two Business Days following the satisfaction or waiver of all of the conditions contained herein, or at such other time and date as may be agreed upon between the Purchaser and the Company (the “Initial Closing Date”), at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022.

(b)                                 At the Initial Closing, on the terms and subject to the conditions contained herein, the Company shall issue and deliver the Initial Shares against receipt by

(1). Gazit will likely acquire the shares of Common Stock through one of its subsidiaries.

(2). The number of shares will be equal to the following formula:

Aggregate Amount Purchased up to $250 Million, Price Per Share = $23.50;

Aggregate Amount Purchased between $250 and $500 Million, Price Per Share = $18.50.

the Company of the Purchase Price by wire transfer of immediately available funds to an account designated by the Company prior to the Initial Closing in writing.  The Initial Shares shall be evidenced by certificates, registered in the name of the Purchaser or the name of the Purchaser’s nominee(s) or designee(s) identified to the Company at least two Business Days prior to such Closing.

ARTICLE II

STANDBY PURCHASE COMMITMENT

Section 2.1                                      Rights Offering.  During the period commencing on the date upon which the Company shall have cured its delinquency in filing periodic reports with the Commission that are required to be filed under the Exchange Act and ending 30 days thereafter, but in any event no later than three hundred sixty (360) days following the Initial Closing Date (the “Investment Period”), if the Company shall elect to conduct a public rights offering with respect to the offer and sale of Common Stock to its stockholders (the “Rights Offering”) it shall have the right to request the Purchaser to act as standby purchaser with respect to the purchase of up to an aggregate of $600,000,000 worth of shares of Common Stock, provided that the number of shares purchased pursuant to any standby purchase agreement entered into pursuant to the next sentence shall be capped at a number pursuant to which the Purchaser and its subsidiaries collective ownership of Common Stock shall not exceed the Excepted Limit referenced in Section 3.7 (the “Total Commitment”).  The Company may not request or allow any Person, other than the Purchaser, to act as standby purchaser with respect to the Rights Offering or any rights offering, until rights offerings that raise aggregate proceeds equal to the Total Commitment have been conducted.  Such request shall be made in writing no later than 10 days prior to the commencement of the Rights Offering whereupon the Purchaser shall be obligated to enter into a standby purchase agreement containing customary terms and conditions for such an offering  reasonably satisfactory to the Purchaser, pursuant to which the Purchaser, to the extent of its Total Commitment, will agree to purchase from the Company at a price per share equal to the lesser of (a) the average price per share paid at the Initial Closing, or (b) at a price no less than a 10% discount to the market price at the time of the Rights Offering (based on the thirty (30) day volume weighted average of the trading price in the thirty (30) days immediately prior to the date the Rights Offering is filed with the Commission)  (y) all of the shares available for purchase by the Purchaser pursuant to the exercise of rights issued in the Rights Offering and (z) any and all shares if and to the extent such shares are not purchased by the Company’s other stockholders pursuant to the exercise of rights issued in the Rights Offering.

ARTICLE III

CERTAIN AGREEMENTS

Section 3.1                                      Preemptive Right.

(a)                                  The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any shares of its

Common Stock, (ii) any other capital stock or other equity securities of the Company or equity-linked securities, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any capital stock or other equity securities of the Company, or (iv) any debt or other securities directly or indirectly convertible into capital stock or other equity securities of the Company (collectively, the “Offered Securities”), unless in each such case the Company shall have first complied with this Section 3.1.  The Company shall deliver to the Purchaser a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the “Issuance Offer”), which Issuance Offer shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (iv) offer to issue and sell to or exchange with the Purchaser a pro rata portion of the Offered Securities determined by dividing the aggregate number of shares of Common Stock then held by the Purchaser by the total number of shares of Common Stock then outstanding (the “Basic Amount”).

(b)                                 To accept an Issuance Offer, in whole or in part, the Purchaser must deliver a written notice to the Company within twenty (20) days after receipt of the Issuance Offer, setting forth the portion of the Purchaser’s Basic Amount that the Purchaser elects to purchase (a “Notice of Acceptance”).

(c)                                  The Company shall have thirty (30) days from the expiration of the 20-day period set forth in Section 3.1(b) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchaser (the “Refused Securities”), but only to the offerees (if so described therein), on the same financial and economic terms as those set forth in the Issuance Offer and upon other terms and conditions that are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Issuance Offer.

(d)                                 In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 3.1(c) above), then the Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Purchaser elected to purchase pursuant to Section 3.1(b) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange and (ii) the denominator of which shall be the original amount of the Offered Securities.  In the event that the Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Purchaser in accordance with Section 5.2(a) above.

(e)                                  Upon the Closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Purchaser shall acquire from the Company, and the Company shall issue to the Purchaser, the number or amount of Offered Securities specified in the Notice of Acceptance, as reduced pursuant to Section 5.2(d) above if the Purchaser have so elected, upon the terms and conditions specified in the Issuance Offer.  The purchase by the Purchaser of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchaser of a purchase agreement relating to such Offered Securities reflecting the terms specified in the Issuance Offer and reasonably satisfactory in form and substance to the Purchaser and their respective counsel and the receipt of any required regulatory approvals.

(f)                                    Any Offered Securities not acquired by the Purchaser or other persons in accordance with Section 3.1(c) above may not be issued, sold or exchanged until they are again offered to the Purchaser under the procedures specified in this Agreement, including without limitation, Section 3.1(c).

(g)                                 The term “Offered Securities” shall not include:

(i)                                     Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

(ii)                                  options or warrants approved by the Company Board of Directors and issued in connection with grants to employees, directors or consultants of the Company pursuant to a stock option plan or similar compensation arrangement adopted by the Company Board of Directors and any shares issued upon exercise of such options or warrants (such excluded options and shares, the “Reserved Option Shares”); provided, however, that there shall be no exclusion of any Reserved Option Shares exceeding [                    ] shares of Common Stock in the aggregate including all options outstanding as of the date hereof (as adjusted for any stock splits, combinations or similar events) unless, in each case, approved by the Purchaser;

(iii)                               securities issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company of all or substantially all of the stock or assets of any other entity;

(iv)                              securities issued or issuable pursuant to options or warrants approved by the Company Board of Directors and issued to vendors, lenders or equipment lessors; in each case either (x) representing less than 1% of the outstanding capital stock of the Company, or (y) approved by the Purchaser;

(v)                                 any securities issued upon exercise or conversion of any other securities, provided that the preemptive rights provided herein applied with respect to the initial sale or issuance of such other securities or such other securities are specifically excluded from the definition of Offered Securities pursuant to this Section 5.2(g); or

(vi)                              securities issued pursuant to any stock dividend, stock split, combination or other reclassification by the Company of any of its capital stock.

(h)                                 This Section 5.2 shall expire and be of no further force and legal effect on the second anniversary of the Initial Closing Date.

Section 3.2                                      Use of Proceeds.  The Company covenants to use the entire Purchase Price other than amounts incurred to pay costs and expenses in connection with this Agreement, to pay down the principal due under the Goldman Sachs Loan. [Use of right offering proceeds TBD.]

Section 3.3                                      No Solicitation.

(a)                                  Subject to Section 3.4, from and after the date of this Agreement until the earlier of the Initial Closing or the termination of this Agreement in accordance with its terms, none of the Company or any Company Subsidiary shall, nor shall it authorize or permit any of its officers, trustees, directors, employees, agents or representatives (including investment bankers, financial advisors, attorneys, brokers, finders or other agents) (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Competing Transaction (as defined below), or (ii) enter into discussions with, or provide any confidential information or data to, any Person relating to a Competing Transaction.

(b)                                 Subject to Section 3.4, from and after the date of this Agreement until the earlier of the Initial Closing and the termination of this Agreement in accordance with its terms, the Company shall take, and shall cause the Company Subsidiaries to take, all actions reasonably necessary to cause their respective Representatives to, immediately cease any discussions or negotiations with any Person other than the Purchaser and its Representatives with respect to a Competing Transaction.

(c)                                  From and after the date of this Agreement until the earlier of the Initial Closing or the termination of this Agreement in accordance with its terms, the Company shall notify the Purchaser, promptly following receipt, of material terms of any written proposal (including the identity of the parties) which any of the Company, the Company Subsidiaries or any of their respective Representatives may receive after the date hereof relating to a Competing Transaction and shall keep the Purchaser reasonably informed as to the status of and any material developments regarding any such proposal.

(d)                                 For purposes of this Agreement, a “Competing Transaction” means any of the following (other than the transactions expressly provided for in this Agreement):  (i) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary; (ii) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions of 25% or more of the consolidated gross assets of the Company and the Company Subsidiaries, taken as a whole, or of 25%

or more of any class of voting securities of the Company or the Operating Partnership, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets or voting securities; or (iii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of voting securities of the Company or the Operating Partnership.

(e)                                  For purposes of this Agreement, a “Superior Competing Transaction” means a bona fide written proposal for a Competing Transaction made by a third party that the Company Board of Directors determines, in good faith and after consultation with its financial and legal advisors, is on terms that, if consummated, are more favorable, from a financial point of view, to the Company Common Stockholders than this Agreement (taking into account any changes to the Agreement pursuant to Section 3.4).

Section 3.4                                      Board Action.

(a)                                  Notwithstanding Section 3.3 or any other provision of this Agreement to the contrary, following the receipt by the Company or any Company Subsidiary of a proposal from a Person for a Competing Transaction, the Company Board of Directors may, directly or through any of its Representatives, (i) contact such Person and its Representatives for the purpose of clarifying the proposal and any material terms thereof and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction and (ii) if the Company Board of Directors determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction, the Company Board of Directors may (directly or through its Representatives) (A) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person that made such proposal, (B) participate in discussions and negotiations with such Person regarding such proposal and (C) subject to Section 3.4(b), following receipt of a proposal for a Competing Transaction that the Company Board of Directors determines in good faith constitutes a Superior Competing Transaction terminate this Agreement pursuant to, and subject to compliance with, Section 8.1(g).  Nothing in this Agreement shall prevent the Company Board of Directors from (1) complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction, (2) issuing a “stop, look and listen” announcement, (3) comply with its disclosure obligations under U.S. federal or state law regarding a Competing Transaction or (4) taking any action that any court of competent jurisdiction orders the Company to take.

(b)                                 The Company Board of Directors shall not take any action referred to in Section 3.4(a)(ii)(C) unless (i) the Company Board of Directors has given the Purchaser at least forty-eight hours’ notice of its intent to take such action and (ii) with respect to an action referred to in Section 3.4(a)(ii)(C) with respect to a Superior Competing Transaction, taking into account any amendment to this Agreement entered into or to which the Purchaser irrevocably covenants to enter into and for which all internal approvals of the Purchaser have been obtained since receipt of such notice, in each case, prior to the end of such forty-eight hour period, such Superior Competing Transaction remains a Superior Competing Transaction.

Section 3.5                                      Access to Information.

(a)                                  The Company shall, and shall cause each of the Company Subsidiaries to, afford to the Purchaser and its respective Representatives, reasonable access during normal business hours and upon reasonable advance notice during the period prior to the Initial Closing, to all of its properties, offices, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to the Purchaser all information (financial or otherwise) concerning its business as the Purchaser may reasonably request.  Notwithstanding the foregoing, the Company shall not be required by this Section 3.3 to provide the Purchaser or its Representatives with (i) access to the properties of the Company or any Company Subsidiary for the purpose of invasive physical testing unless the Purchaser, in its reasonable judgment, determine that a Phase II environmental report is required, in which event the Company shall permit such testing provided the Purchaser repairs any damage caused by such testing, (ii) any information that the Company reasonably believes it may not provide to the Purchaser by reason of applicable Law, (iii) any information protected by attorney/client privilege, or (iv) any information which the Company or any Company Subsidiary is required to keep confidential by reason of any contract, agreement or understanding with any third party.

(b)                                 The Purchaser will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other Representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between the Company and the Purchaser dated as of December 5, 2006 (as amended by the letter agreements dated [    ], [    ] and [    ] (the “Confidentiality Agreement”)).

Section 3.6                                      Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, from and after the Initial Closing Date until the Termination Date, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, except where this Agreement specifies that the Company shall use its best efforts to take, or cause to be taken, certain actions.

Section 3.7                                      Ownership Limit Waiver.  On or prior to the Initial Closing, the Company Board of Directors shall adopt a resolution that, pursuant to Section 12.11 of the Company’s Certificate, the Purchaser and its subsidiaries are exempt from the ownership limit set forth in Article XII of the Company Charter (the “Ownership Limit”) and shall collectively be deemed the Exempted Holder (as defined in the Company Charter) with respect to forty (49%) of the outstanding Common Stock (the “Excepted Limit”).

Section 3.8                                      Israeli Financial Statements.  Notwithstanding anything in the Agreement to the contrary, the Company agrees that for so long as the Purchaser’s ownership of the Company is required, according to accounting principals, generally accepted in Israel (“Israeli Gap”), to be presented in the Purchaser’s financial statements on a consolidated basis or on an equity method basis, it will provide to the Purchaser (i) consolidated quarterly unaudited financial statements of the Company prepared in accordance with Israeli GAAP (subject to normal year-end adjustments), (ii) consolidated annual audited financial statements of the Company prepared in accordance with Israeli GAAP, together with the notes thereto and (iii) supporting schedules and documentation for clauses (i) and (ii) (clauses (i), (ii) and (iii) are collectively referred to herein as the “Israeli Financial Statements”).  The Purchaser hereby agrees that it shall pay any identifiable and verifiable third-party costs incurred by the Company as a result of preparing the Israeli Financial Statements (including, without limitation the costs of fees of the Company’s independent auditors incurred therefore) (if, for any reason, the actual payment for such invoice is made by the Company and not by the Purchaser, such payment will be reimbursed by the Purchaser within ten (10) days written request).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants as of the Closing to the Purchaser as follows:

Section 4.1                                      The Initial Shares and the Equity Line Shares.  The Company has duly authorized and reserved for issuance, and covenants to continue to reserve for issuance, free of all preemptive and other similar rights, at all times during the Investment Period, the requisite aggregate number of authorized but unissued shares of its Common Stock to timely effect the issuance, sale and delivery in full to the Purchaser of: (a) the Initial Shares, and (b) all Equity Line Shares to be issued in respect of all Requests under this Agreement.

Section 4.2                                      Organization; Good Standing; Qualification and Power.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all of the requisite corporate power and authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except for the absence of which would not, individually or in the aggregate, constitute a Company Material Adverse Effect.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect.  The Company has heretofore made available to the Purchaser complete and correct copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the

“Company Bylaws”), in each case as currently in effect, which have not been further modified or amended prior to the Closing, except as permitted by this Agreement.

(b)                                 The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Operating Partnership has all of the requisite partnership power and authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except for the absence of which would not, individually or in the aggregate, constitute a Company Material Adverse Effect.  The Operating Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect.  The Company has heretofore made available to the Purchaser complete and correct copies of the Operating Partnership’s certificate of limited partnership and limited partnership agreement, in each case as currently in effect, which have not been further modified or amended prior to the Closing, except as permitted by this Agreement.

Section 4.3                                      Subsidiaries.

(a)                                  Each Company Subsidiary  is duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation (to the extent that such concept exists in such jurisdiction).  Each Company Subsidiary  has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals or licenses to own, lease and operate its properties, and to carry on its business as now being conducted, except for the absence of which would not, individually or in the aggregate, constitute a Company Material Adverse Effect.  Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent that such concept exists in such jurisdiction) in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b)                                 Section 4.3 of the Company Disclosure Letter(3) sets forth a true and complete list of (i) all Company Subsidiaries and their respective jurisdictions of organization or formation and (ii) each holder of equity interests in each Company Subsidiary.  All outstanding equity interests in each Company Subsidiary have been duly authorized and are validly issued, fully paid and (except for partnership interests) non-

(3). The Company Disclosure Letter attached to the original Merger Agreement will need to be revised according to the terms of this Agreement.

assessable, and are not subject to any preemptive rights and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.  There are no outstanding options, warrants or other rights to acquire ownership interests from any Company Subsidiary, which have not been further modified or amended prior to the Closing, except as permitted by this Agreement

Section 4.4                                      Capitalization.

(a)                                  The Company.

(i)                                     Equity.  The authorized shares of capital stock of the Company consist of (i) 100,000,000 Company Common Shares, par value $0.01 per share, (ii) 50,000,000 shares of non-voting common stock (the “Excess Shares”), and (iii) 20,000,000 Preferred Shares, par value $0.01 per share.  As of [•], 2006 (the “Capitalization Date”), there are issued and outstanding: (1) [•] Company Common Shares (including an aggregate of [•] restricted Company Common Shares granted under the Company Equity Plans), (2) [•] shares of Series B cumulative redeemable preferred stock, par value $0.01 per share (“Series B Shares”), (3) [•] shares of Series C cumulative redeemable preferred stock, par value $0.01 per share (“Series C Shares”), (4) no shares of Series D cumulative redeemable preferred stock, par value $0.01 per share (“Series D Shares”), (5) [•] shares of Series E cumulative redeemable preferred stock, par value $0.01 per share (“Series E Shares”), (6) [•] shares of Series F convertible cumulative redeemable preferred stock, par value $0.01 per share (“Series F Shares”), (7) [•] shares of Series G cumulative redeemable preferred stock, par value $0.01 per share (“Series G Shares”, and together with the Series B Shares, Series C Shares, Series D Shares, Series E Shares and Series F Shares, the “Preferred Shares”), and (8) no other series of shares of beneficial interest of the Company are issued and outstanding.  In addition, as of the Capitalization Date, there are outstanding Company Options to purchase an aggregate of [•] Company Common Shares.  Except as set forth in this Section 4.4, there are no issued and outstanding shares or other equity securities of the Company (or shares or other equity securities of the Company reserved for issuance), and there are no securities of the Company convertible into or exchangeable for stock or other equity securities of the Company or any Company Subsidiary, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which the Company or any Company Subsidiary is a party or by which it is bound in any case obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of the Company or of any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

All outstanding shares of the Company are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.(4)

(ii)                                  Debt.  Section 6.4(a)(ii) of the Company Disclosure Letter sets forth a true and complete statement of all indebtedness of the Company and the Company Subsidiaries as of December 31, 2006.

(b)                                 Operating Partnership.  As of the Capitalization Date, there are issued and outstanding (i) [•] units of general partner interest in the Operating Partnership (the “GP Units”), (ii) [•] units of LP Units and (iii) [•] preferred units  of limited partnership interest in the Operating Partnership (the “Preferred Units”, and together with the LP Units and the GP Units, the “Partnership Units”).  All such partnership interests are duly authorized, validly issued and are not subject to preemptive rights and any capital contributions required to be made by the holders thereof have been made.  The Company is the sole general partner of the Operating Partnership and holds all of the outstanding GP Units in the Operating Partnership.  Section 4.4(b) of the Company Disclosure Letter sets forth the name of, and the number and class of GP Units, LP Units and Preferred Units held by, each partner in the Operating Partnership. Each LP Unit held by a limited partner of the Operating Partnership may, under the circumstances and subject to the conditions set forth in the Partnership Agreement, be redeemed for, as of the Capitalization Date, one Company Common Share.  Each Series D Preferred Unit may, under the circumstances and subject to the conditions set forth in the Partnership Agreement, be converted into one Series D Preferred Share.

(c)                                  Miscellaneous.  Except for this Agreement and the Partnership Agreement, there are not any (i) stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of the Company or partnership interests in the Operating Partnership or any ownership interests in any other Company Subsidiary to which the Company or any Company Subsidiary is a party or by which it is bound, (ii) agreements or understandings requiring or restricting the sale or transfer (including agreements imposing transfer restrictions) of any shares of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or by which it is bound, (iii) restrictions on the Company’s ability to vote the equity interests of any of the Company Subsidiaries or (iv) agreements or undertakings requiring the Company to register the offer and sale or resale of any of its securities under the Securities Act.

(4). Address H-1 and H2 Preferred

Section 4.5                                      Authorization; Enforceability; Corporate and Other Proceedings.

(a)                                  The Company has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement, the transactions contemplated by this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized by all necessary corporate action  on the part of the Company, and this Agreement has been duly executed and delivered by the Company, and, assuming due execution and delivery of this Agreement by the Purchaser, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b)                                 The authorization, issuance, sale and delivery of the Initial Shares and the authorization, issuance, sale and delivery of Equity Line Shares pursuant to a Request have been duly authorized by all requisite action of the Company Board of Directors.  The Shares being issued as of the Initial Closing Date will be validly issued and outstanding, fully paid and nonassessable, with no personal Liability attaching to the ownership thereof, free and clear of any Liens whatsoever and with no restrictions on the voting rights thereof, and other incidents of record and beneficial ownership pertaining thereto, except as provided in the Company Charter.

Section 4.6                                      Governmental Approvals and Notices.  No consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the Operating Partnership or the consummation by the Company of the transactions contemplated hereby, except for:  (a) the filing with the Commission of reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Company SEC Documents”) , and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated thereby; (c) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws; (d) such filings as may be required in connection with state or local transfer taxes; (e) any filings or notices required under the rules and regulations of the New York Stock Exchange; (f) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters and (g) any such other consent, approval, order, authorization, registration, declaration, notice, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

Section 4.7                                      Company SEC Documents; Financial Statements.

(a)                                  Except as set forth on Section 4.7 of the Company Disclosure Letter, the Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the Commission since January 1, 2004.

(b)                                 Except for the Restatement and Related Matters, the Company SEC Documents, as finally amended and publicly available prior to the date hereof and except to the extent that statements in the Company SEC Documents have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date hereof, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder, in each case as in effect at the time of its filing, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  The unaudited consolidated balance sheet and unaudited consolidated income statement as of and for the year ended December 31, 2005 set forth on Section 4.7 of the Company Disclosure Letter fairly present in all material respects, in conformity with GAAP, applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the date thereof and the consolidated results of operations for the year then ended (subject to normal audit adjustments and to any other adjustments described therein).  For purposes of this Agreement, the “Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2005, and the “Balance Sheet Date” means December 31, 2005.  The audited consolidated balance sheet and consolidated income statement which will have been included in the Company’s annual report on Form 10-K for the year ended December 31, 2005, and which will have been filed with the SEC prior to the Closing Date, will fairly present in all material respects, in conformity with GAAP, applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the date thereof and the consolidated results of operations for years then ended (subject to any adjustments described therein).

Section 4.8                                      Absence of Certain Changes.  Since the Balance Sheet Date and prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been:  (a) a Company Material Adverse Effect; (b) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Common Shares or any LP Units; (c) any amendment of any material term of any outstanding security of the Company or any Company Subsidiary; (d) any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary, other than pursuant to or in connection with any Company Employee Benefit Plan; or (e) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money in an amount in excess of $[•].

Section 4.9                                      No Undisclosed Material Liabilities.  There are no Liabilities of the Company or any of the Company Subsidiaries , whether accrued, contingent, absolute or determined, other than:  (a) Liabilities reflected or provided for in the Company Balance Sheet or in the notes thereto, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, which such aggregate liabilities do not exceed $[•] and such individual liabilities in excess of $[•] are set forth in the Disclosure Letter (c) Liabilities arising, or permitted to be incurred, under this Agreement, and (d) such other Liabilities as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.10                                Compliance with Applicable Laws.

(a)                                  The Company and the Company Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute a Company Material Adverse Effect.  The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, does not constitute a Company Material Adverse Effect.

(b)                                 Other than the Restatement and Related Matters, since January 1, 2004, the Company and the Company Subsidiaries have conducted their respective businesses in compliance with applicable Law, except for any violations that, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

(c)                                  Other than the Restatement and Related Matters, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

Section 4.11                                Litigation.  Other than the Restatement and Related Matters, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would constitute a Company Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against the Company or any Company Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the consummation of this Agreement.

Section 4.12                                Taxes.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)                                  Each of the Company and each Company Subsidiary has timely filed or has had timely filed on its behalf all material Tax Returns required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so or otherwise permitted by Law).  Each such Tax Return was, at the time filed, true, correct and complete in all material respects.  Each of the Company and the Company Subsidiaries has paid (or the Company has paid on behalf of such Company Subsidiary), within the time and in the manner prescribed by Law, all material Taxes that are due and payable (other than those that are being contested in good faith through appropriate proceedings or for which appropriate reserves have been established in accordance with GAAP).

(b)                                 The Company (i) for each taxable period beginning with its taxable year ending December 31, 1994 through December 31, 2006, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied the requirements to qualify as a REIT for such periods, (ii) has operated since January 1, 2006, through the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT, and (iii) intends to continue to operate in such a manner as to qualify as a REIT for the taxable period ending on the Closing Date.

(c)                                  Neither the Company nor any Company Subsidiary is a party to (i) any Tax allocation or sharing agreement other than any agreement solely between the Company and any Company Subsidiary or (ii) any Tax Protection Agreement.

(d)                                 The Company and the Company Subsidiaries do not have any material liability for the Taxes of any Person other than the Company and the Company Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

Section 4.13                                Pension and Benefit Plans; ERISA.

(a)                                  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, Section 4.13(a) of the Company Disclosure Letter lists each material “employee welfare plan” and “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA), and each material retirement or deferred compensation plan, incentive compensation plan, stock plan, profit-sharing, unemployment compensation plan, vacation pay, severance pay, post-employment, supplemental employment or unemployment benefit plan or arrangement, bonus or benefit arrangement, insurance (including any self-insurance) or hospitalization program or any other fringe or other benefit or compensation plan, program, arrangement or any other “employee benefit plan” (as defined in Section 3(3) of ERISA) , whether pursuant to contract, arrangement, custom or informal understanding, and each material employment, severance, termination, consultancy or other similar agreement, in each case that the Company or any Company Subsidiary sponsors, participates in or contributes to for the benefit of any current or former employee, trustee, director, consultant or agent of the Company and/or the Company Subsidiaries (each, a “Company Employee Benefit Plan”).  Neither the Company nor any Company Subsidiary has announced or entered into any plan or binding commitment to create any additional Company Employee Benefit Plan.

(b)                                 A true and correct copy of each written Company Employee Benefit Plan and a true and correct written description of any unwritten Company Employee Benefit Plan has been made available to the Purchaser.  A true and correct copy of the most recent summary plan description, Internal Revenue Service determination letter, trust agreement, insurance contract and administrative services agreement and the three (3) most recent annual reports (Form 5500 Series), actuarial reports, and annual financial statements with respect to each Company Employee Benefit Plan, in each case to the extent applicable, has been supplied or made available to the Purchaser.

(c)                                  Except as set forth in Section 4.13(c) of the Company Disclosure Schedule Letter:

(i)                                     All Company Employee Benefit Plans comply and have been administered in compliance with all applicable requirements of any Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and no written notice has been issued by any Governmental Entity questioning or challenging such compliance and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to cause any such Company Employee Benefit Plan to fail to comply with such requirements.  The Company and the Company Subsidiaries have timely made all contributions and other payments required by Law or due under the terms of each Company Employee Benefit Plan, and contributions and other payments for any period ending on or before the Closing Date which are an obligation of the Company or any Company Subsidiary and not yet due have either been made to each such Company Employee Benefit Plan, or have been  properly reflected on the Company’s financial statements in accordance with GAAP, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)                                  (A) All Company Employee Benefit Plans which are employee pension benefit plans comply with all applicable requirements of Sections 401(a) and 501(a) of the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (B) each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and the Company is not aware of any reason why any such determination letter should be revoked; (C) there have been no amendments to such plans that are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service (other than an amendment for which the remedial amendment period under Section 401(b) of the Code has not expired); and (D) no event has occurred that would reasonably be expected to adversely effect the qualified status of any such plan under such sections, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii)                               There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Company Employee Benefit Plan or the assets thereof and, to the Knowledge of the Company, no facts exist that would reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits).  There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the Internal Revenue Service, Department of Labor or other Governmental Entity with respect to any Company Employee Benefit Plan.

(iv)                              Neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

(v)                                 Neither the Company nor any Company Subsidiary has any liability or contingent liability for providing, under any Company Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

(vi)                              With respect to each Company Employee Benefit Plan, (A) there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject the Company or any Company Subsidiary to liability, except as would not, individually or in the aggregate, have a Company Material Adverse Effect and (B) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Employee Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company or any Company Subsidiary to liability, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has incurred any excise taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Employee Benefit Plan that could subject the Company or any Company Subsidiary to any such taxes.

(vii)                           With respect to each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005), it either (A) has been operated in full compliance with Code Section 409A since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005).

(viii)                        The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee or director of the Company or the Company Subsidiaries to any payment, bonus, retirement, severance, job security or similar benefit or enhance any such benefit, or accelerate the time of payment, vesting or exercisability or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Company Employee Benefit Plan or otherwise trigger any excise parachute payment within the meaning of Section 280G of the Code.

(ix)                                Neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates, contributes to, has contributed to, or has any liability or contingent liability with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA).

Section 4.14                                Labor and Employment Matters.

(a)                                  Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor union or labor organization.  There are no pending or to the Knowledge of the Company,  threatened representation or certification proceedings or petitions seeking current union representation of employees of the Company or any of the Company Subsidiaries, and there is no activity by any labor organization (or representative thereof) or employee group (or representative thereof) pending or, to the Knowledge of the Company, threatened to organize any such employees.

(b)                                 Except as set forth in Section 4.14(b) of the Company Disclosure Schedule Letter, (A) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries , and (B)  the Company and the Company Subsidiaries  are in compliance with all applicable Laws relating to the employment of their employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification and the payment and withholding of Taxes, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)                                  There is no strike, slowdown or work stoppage or lockout with respect to the employees of the Company or the Company Subsidiaries pending, or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries.

(d)                                 Except as set forth on Section 4.14 of the Company Disclosure Letter, there is no proceeding, claim, suit or action pending or, to the Knowledge of the Company, threatened in writing, with respect to which any current or former trustee, director, officer, employee or agent of the Company or any of the Company Subsidiaries  has a valid claim to indemnification from the Company or any of the Company Subsidiaries.

Section 4.15                                Intangible Property.

(a)                                  Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and all internet domain owned by the Company and each Company Subsidiary .

(b)                                 Except as, individually or in the aggregate, would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries , as currently conducted, does not infringe or misappropriate the Intellectual Property of any third party.  There are no claims pending or threatened against the Company or any Company Subsidiary (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Company Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party, (ii) against the use by the Company or any Company Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of the Company or any Company Subsidiary  as currently conducted, (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights material to the Company and the Company Subsidiaries , taken as a whole, or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by the Company or any Company Subsidiary .

(c)                                  Except as, individually or in the aggregate, would not constitute a Company Material Adverse Effect, the Company and each Company Subsidiary  owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property currently used in its business as presently conducted, and is entitled to and has the rights necessary to use such Intellectual Property in the continued operation of its respective business

(d)                                 Except as, individually or in the aggregate, would not constitute a Company Material Adverse Effect, none of the Company Intellectual Property Rights has been adjudged invalid or unenforceable in whole or in part, and to the Knowledge of the Company, all Company Intellectual Property Rights are valid and enforceable.

(e)                                  To the Knowledge of the Company, no Person is engaging in any activity that infringes the Company Intellectual Property Rights.

(f)            To the Knowledge of the Company, each license to the Company or a Company Subsidiary  of Third Party Intellectual Property Rights is valid and enforceable, is binding on all parties to such license, is in full force and effect, and no party to any such license is in breach thereof or in default thereunder.

(g)           As used in this Agreement, the term (i) ”Intellectual Property” means all (1) patents, patent applications and statutory invention registrations, (2) trademarks, trade names, service marks, trade dress, logos, internet domain names and other source identifiers, and registrations and applications for registrations thereof, (3) copyrightable works, copyrights and registrations and applications for registration thereof , and (4) technology, know-how, computer software programs or applications, and other confidential or proprietary information or materials, (ii) ”Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any third party, and (iii) ”Company Intellectual Property Rights” means the Intellectual Property owned or used by the Company or any Company Subsidiary .

Section 4.16           Environmental Matters.

(a)           Neither the Company nor any Company Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any Hazardous Materials or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials except for any violation that, individually or in the aggregate, would not constitute a Company Material Adverse Effect;

(b)           To the Knowledge of the Company, the business is capable of continued operation in compliance with all material Environmental Laws;

(c)           Except as set forth in Section 4.17(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary has received any notice from any Authority indicating that the real property owned, leased or controlled by the Company, any Subsidiary  or any real property adjacent thereto has been or may be placed on any federal, state, or local list as a result of the presence of Hazardous Materials or violations of Environmental Law;

(d)           Except as set forth in Section 4.17(d) of the Company Disclosure Letter, no Hazardous Materials have spilled, discharged, released, emitted, injected or leaked from, in, on, or migrated to or from any real property owned, leased or controlled by the Company or any Subsidiary  that individually and in the aggregate would not constitute a Company Material Adverse Effect; and

(e)           The Company has provided the Purchaser with copies of all reports, audits, studies or analyses of any kind whatsoever in its possession, custody or control of the Company or any Subsidiary  relating to Hazardous Materials at or in connection with any real property owned, leased or controlled by  the Company or any Environmental Action affecting the Company or any Subsidiary .

(f)            In the last six (6) years, neither the Company nor any Company Subsidiary has received any written notice of, and there are no pending or, to the Knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting the Company or any of the Company Subsidiaries  or any of the Company Properties, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.17           Real Property.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth a correct list of each plot, piece or parcel of real property owned or leased (as lessee) by the Company, or a Company Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).

(b)           The Company or a Company Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Company Properties and a one hundred percent (100%) fee title or leasehold title with no other partners of the Properties described in Section 4.17(b) of the Company Disclosure Letter, in each case, free and clear of Liens, mortgages or deeds of trust, claims against title, charges that are Liens or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following (collectively, the “Permitted Title Exceptions”):  (i) Encumbrances relating to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (ii) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (iii) any Material Contracts (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Company Properties by such third parties in the ordinary course of the business of the Company or a Company Subsidiary, (iv) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, so long as the same do not interfere materially with the current use of such property, and (v) any other Encumbrances, limitations or title defects of any kind, if any, that do not interfere materially with the current use of the property.

(c)           The Company has made available or will make available to the Purchaser those policies of title insurance and current title insurance commitments relating to the Company Properties that are set forth in Section 4.17(c) of the Company

Disclosure Letter, and to the Company’s Knowledge, no material claim has been made under any such policy.

(d)           Except as provided for in Section 4.17(d) of the Company Disclosure Letter, policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s, or the applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and the Company Permitted Liens.

(e)           Section 4.17(e) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal or real property valued at $1,000,000 or more.  The Company, the Company Subsidiaries  have good and marketable title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Company Permitted Liens and other matters that do not interfere materially with the current use of such property.

(f)            Except as set forth in Section 4.17(f) of the Company Disclosure Letter, as of the date hereof, the Company has no Knowledge (i) of any written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect, or of any pending written threat of modification or cancellation of any of same; (ii) of any written notice of any uncured material violation of any material Laws affecting any of the Company Properties or operations; (iii) of any material structural defects relating to any of the Company Properties; or (iv) of any Company Property whose building systems are not in material working order.

(g)           Except as provided for in Section 4.17(g) of the Company Disclosure Letter, to the Company’s Knowledge, as of the date hereof, neither the Company nor the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending with respect to any of the Company Properties that would have a material adverse effect on such Company Property or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas which would have a material adverse effect on such Company Property.

(h)           Except as set forth in Section 4.17(h) of Company Disclosure Letter, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification, environmental mitigation or other similar action relating to any of the Company Properties  have been performed, paid or taken, as the case may be, and (ii) the Company has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of clauses (i) and (ii) except as set forth in development or operating budgets for such Company Properties delivered to the Purchaser prior to the date hereof.

(i)            The Company has delivered to the Purchaser correct and complete copies of each lease, license agreement, sublease, ground lease or other right of occupancy that the Company or the Company Subsidiaries are party to as landlord with respect to each of the applicable Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto in effect as of the date hereof (the “Company Leases”).  Except as set forth in Section 4.17(i) of the Company Disclosure Letter, neither the Company, any Company Subsidiary, nor any Subsidiary of the foregoing has received written notice that it is in material default under any Company Lease, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not have a Company Material Adverse Effect.

(j)            Section 4.17(f) of the Company Disclosure Schedule contains the rent roll for each Company Lease, which information is correct and complete in all material respects as of the date hereof.

(k)           Except as set forth in Section 4.17(k) of the Company Disclosure Letter, as of the date hereof, neither the Company, Company Subsidiaries or any Subsidiary of the foregoing has granted any unexpired option agreements, rights of first refusal or rights of first offer with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company, any Company Subsidiary, any or any of their respective Affiliates (a “Company Third Party”) to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof or provided a Company Third Party with any right to terminate a Company Lease prior to the expiration of its scheduled lease term.

(l)            Except for those contracts or agreements set forth inSection 4.17(l) of the Company Disclosure Letter, neither the Company, a Company Subsidiary nor any Subsidiary of the foregoing has entered into any contract or agreement (collectively, the “Company Participation Agreements”) with any Company Third Party or any employee, consultant, Affiliate or other Person (the “Company Participation Party”) that provides for a right of such Company Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company, or any Company Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Company Participation Party (a “Company Participation Interest”).

(m)          Section 4.17(m) of the Company Disclosure Letter lists as of the date hereof each ground lease to which Company or any Company Subsidiary is party, as lessee or lessor.  To the Knowledge of Company, each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder.  Neither Company nor any Company Subsidiary, on the one hand, nor, to the Knowledge of Company, any other party, on the other hand, is in material default under any such ground lease.  No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 4.17(m) of the Company Disclosure Letter.  The Company has made available to the Purchaser a true, correct and complete copy of each such material ground lease and all material amendments thereto.

(n)           Neither Company nor any Company Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than Company or any wholly-owned Company Subsidiaries.

Section 4.18           Insurance.  The Company and each Company Subsidiary maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good-faith judgment are reasonable for the business of the Company, each Company Subsidiary (taking into account the cost and availability of such insurance).  There is no material claim by the Company or any Company Subsidiary pending under any such policies which has been denied or disputed by the insurer.  All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company, or a Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  Section 4.18 of the Company Disclosure Letter sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company, and each Company Subsidiary, including the underwriter of such policies and the amount of coverage thereunder.

Section 4.19           Material Contracts.  Neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the Company SEC Reports, (b) that materially restricts or purports to materially restrict the conduct of any material line of business by the Company, or any Company Subsidiary, or, upon consummation of the transactions contemplated by this Agreement, will materially restrict the conduct of any material line of business by the Purchaser, the Company or any Company Subsidiary or the ability of the Purchaser, the Company or any Company Subsidiary to engage in any line of business, (c) that, upon consummation of the transactions contemplated by this Agreement, will subject the Company or any Company Subsidiary to any material exclusivity arrangements with or to a labor union or guild (including any collective bargaining agreement),

(d) that involves aggregate expenditures in excess of $2,500,000, (e) that involves annual expenditures in excess of $500,000 and is not cancelable within one year, (f) that contains any non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or that restricts the conduct of any line of business by the Company, or any Company Subsidiary or any geographic area in which the Company, or any Company Subsidiary may conduct business, in each case in any material respect, (g) that would prohibit or materially delay the consummation of this Agreement or any of the transactions contemplated by this Agreement, (h) that is a contract or agreement pursuant to which the Company, or any Company Subsidiary agrees to indemnify or hold harmless any director, trustee or executive officer of the Company or any Company Subsidiary (other than the organizational documents for the Company or any Company Subsidiary), or (i) that is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company, or any Company Subsidiary or any guaranty thereof, in each case, having a value in excess of $5,000,000 individually.  Each contract, arrangement, commitment or understanding of the type described in this Section 4.19, together with any material license or contract relating to the Company Intellectual Property, whether or not set forth in the Company Disclosure Letter, is referred to in this Agreement as a “Material Contract,” and to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received notice of any violation , or default under, any of the above by any of the other parties thereto that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.20           Opinion of Financial Advisor.  The Company Board of Directors has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of this Agreement, the Purchase Price is fair, from a financial point of view, to the holders of Company Common Shares.

Section 4.21           Brokers.  Except for Goldman, Sachs & Co. and J.P. Morgan Securities Inc., whose fees will be paid by the Company, there is no broker, investment banker, finder, intermediary or other Person that is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.22           Inapplicability of Takeover Statutes and Certain Charter and Bylaw Provisions.  The Company has taken all appropriate and necessary actions to exempt this Agreement and the other transactions contemplated hereby from the restrictions of Section 203 of the DGCL (the “Takeover Statute”).  No other “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws apply to the this Agreement or the transactions contemplated hereby.  The Company and the Company Board of Directors have taken all appropriate and necessary actions to cause the this Agreement and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the Company Charter, Company Bylaws or in the comparable organizational document of any Company Subsidiary that would otherwise prohibit, hinder or delay such transactions and render any and all limitations on ownership of Company Common Shares as set forth in the Company Charter, including the Ownership Limit, inapplicable to this Agreement and the other transactions contemplated hereby

Section 4.23           No Payments to Employees, Officers or Directors.  Section 4.23 of the Company Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non cash payments which will become payable to each employee, officer or director of the Company or any Company Subsidiary as a result of this Agreement.  Except as described in Section 4.23 of the Company Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of the Company, or any of the Company Subsidiaries.  Except as described in Section 4.23 of the Company Disclosure Letter, there is no agreement or arrangement with any employee, officer or other service provider under which the Company or any Company Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

Section 4.24           Related Party Transactions.  Except as set forth in Section 4.24 of the Company Disclosure Letter or as disclosed in the SEC Reports and except for ordinary course advances to employees, set forth in Section 4.24 of the Company Disclosure Letter is a list of all material agreements, agreements and contracts entered into by the Company or each Company Subsidiary under which continuing obligations exist with any Person who is an officer, director, trustee or Affiliate of the Company, the or any of the Company’s Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

Section 4.25           Investment Company Act.  Neither the Company or any Company Subsidiary is, nor immediately after consummation of the transactions contemplated hereby will be, required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 4.26           Patriot Act.  The Company and each Company Subsidiary have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder, and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such Laws are applicable to them.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Company to enter into and perform its obligations under this Agreement, the Purchaser hereby represents and warrants as of the Initial Closing to the Company as follows:

Section 5.1             Organization and Good Standing.

(a)           The Purchaser is a [corporation] duly [organized] [formed] [incorporated], validly existing and in good standing under the Laws of the State of [Delaware].  The Purchaser has all of the requisite [corporate] power and authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except for the absence of which would not, individually or in the aggregate, constitute a the Purchaser Material Adverse Effect.  The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Purchaser Material Adverse Effect.

(b)           The Purchaser has heretofore made available to the Company complete and correct copies of the charter, bylaws or other organizational documents of the Purchaser, in each case as currently in effect.

Section 5.2             Authority; No Violations.

(a)           The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The Board of Directors of the Purchaser has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement. No other approval of any equity holder or governing body of the Purchaser is required to approve or adopt this Agreement or the transactions contemplated by this Agreement.

(b)           This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The execution and delivery of this Agreement by the Purchaser Parties does not, and the consummation of the transactions contemplated hereby will not,

conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Purchaser or any of its Subsidiaries under, require the consent or approval of any third party or otherwise result in a detriment or default to the Purchaser or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of the Purchaser or any of its Subsidiaries, (ii) any loan or credit agreement or note, or any bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to the Purchaser or any of its Subsidiaries, or to which their respective properties or assets are bound or any guarantee by the Purchaser or any of its Subsidiaries of any of the foregoing, (iii) any joint venture or other ownership arrangement, or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.3 are duly and timely obtained or made, any Law or Order applicable to or binding upon a the Purchaser or any of its Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not constitute a Purchaser Material Adverse Effect.

Section 5.3             Governmental Approvals and Notices.  No consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of the Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for:  (a) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws; (b) such filings as may be required in connection with state or local transfer taxes; (c) any filings or notices required under the rules and regulations of the New York Stock Exchange; (d) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters and (e) any such other consent, approval, order, authorization, registration, declaration, notice, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute a Purchaser Material Adverse Effect.

Section 5.4             Availability of Funds.  The Purchaser has, and shall have available at the Initial Closing, cash in an aggregate amount sufficient to pay the Purchase Price and each Equity Line Payment, as applicable, and to enable the Purchaser to perform all of its other respective obligations under this Agreement.

Section 5.5             Brokers.  Except for [•], whose fees will be paid by the Purchaser, there is no broker, investment banker, finder, intermediary or other Person that is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 5.6             Litigation.  There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its Subsidiaries, nor is there any Order outstanding against the

Purchaser or any of its Subsidiaries, in each case which would reasonably be expected to, individually or in the aggregate, (i) cause any of the transactions contemplated by this Agreement, or (ii) materially impair or delay the ability of the Purchaser to perform its obligations hereunder or prevent the consummation by any of them of any of the transactions contemplated hereby.

Section 5.7             Ownership of Company Common Shares or LP Units.  As of the date of this Agreement, none of the Purchaser nor any of its Subsidiaries, other than as disclosed in a Schedule 13-D filing, “beneficially owns” or is a “beneficial owner” (within the meaning of the regulations promulgated under Section 13(d) of the Exchange Act) of, any shares of Common Stock or LP Units.

Section 5.8             Investigation; No Knowledge of Misrepresentation or Omission.

(a)           The Purchaser acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of the Company and its Subsidiaries , which investigation, review and analysis was conducted by the Purchaser and its Representatives.  The Purchaser acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries  for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has not relied on any factual representations of the Company or its Subsidiaries, or their respective Representatives, except for the specific representations and warranties of the Company and the Operating Partnership set forth in Article IV.

(b)           The Purchaser acknowledges and agrees that none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries  or as to the accuracy or completeness of any of the information regarding the Company or any of its Subsidiaries   (including materials furnished or made available by the Company or its representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form) provided or made available to the Purchaser or its Representatives (except for the specific representations and warranties of the Company and the Operating Partnership set forth in Article IV), and none of the Company, the Operating Partnership or any of their respective Representatives shall have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to the Purchaser or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.  The Purchaser specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, the Operating Partnership, the Company Subsidiaries and their respective businesses that may have been provided to the Purchaser or its Representatives in the course of due diligence and negotiations.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions to be performed by it in connection with the Initial Closing are subject to satisfaction of each of the following conditions as of such Closing and each Settlement, unless otherwise waived in writing by the Purchaser:

Section 6.1             Representations and Warranties.  The representations and warranties of the Company set forth in Article IV hereof shall be true, correct and complete in all material respects on and as of the Initial Closing (other than those that are qualified by a reference to materiality, which representations and warranties as so qualified shall be true, correct and complete in all respects).

Section 6.2             Absence of Litigation.  There shall not be (a) any Order of any nature issued by a Governmental Entity with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding pending wherein an Order would prevent the performance of this Agreement or the consummation of any material aspect of the transactions or events contemplated by this Agreement, declare unlawful any material aspect of the transactions or events contemplated by this Agreement, cause any material aspect of the transactions contemplated by this Agreement to be rescinded or be reasonably likely to have a Material Adverse Effect on the Company or the Purchaser.

Section 6.3             Consents and Approvals.  All consents, approvals or authorizations of, or declarations to or filings with, any Governmental Entity necessary to permit the Company and the Purchaser to perform their obligations under this Agreement and consummate the transactions contemplated thereby have been obtained or made and are in full force and effect.

Section 6.4             No Change in Law.  There shall not have been any change in any Law applicable to the Purchaser that would prevent the performance of this Agreement or the consummation by the Purchaser of any material aspect of the transactions contemplated hereby.

Section 6.5             NYSE Approval.  The Company shall have obtained a waiver pursuant to Paragraph 312.05 the New York Stock Exchange Listed Company Manual of the shareholder approval requirements of Paragraph 312.03(b) with respect to the issuance and sale of all of the Initial Shares and Equity Line Shares that may be issued and sold pursuant to this Agreement (the “Waiver”) and the New York Stock Exchange shall have admitted the Initial Shares and the Equity Line Shares to listing, subject to official notice of issuance.

Section 6.6             Ownership Limit Waiver.  The resolution implementing the Excepted Limit for the Purchaser and its subsidiaries pursuant to Section 3.7 shall have been adopted by the Company Board of Directors and shall remain in full force and effect.

Section 6.7             Registration Rights Agreement.  The Registration Rights Agreement, in the form attached as Exhibit [    ] hereto, shall have been executed by the Company.(5)

Section 6.8             No Company Material Adverse Effect.  There shall not have occurred during the period from the date of this Agreement to the Initial Closing Date any event that, individually or when taken together with any other event or circumstance, has had, or could reasonably be expected to have, a Company Material Adverse Effect;

Section 6.9             Board Resignations.  On or prior to the Initial Closing Date, [Director 1], [Director 2], [Director 3], [Director 4] and [Director 5] shall have resigned as directors of the Company.

Section 6.10           Bylaw Amendment.  On or prior to the Initial Closing Date, the Company’s by-laws shall be amended to reduce the maximum size of the Company Board of Directors to eleven (11).

Section 6.11           Election of New Directors.  As of the Initial Closing Date, the Company shall have elected [Director 1], [Director 2], [Director 3], as directors of the Company.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions to be performed by it in connection with the Initial Closing are subject to satisfaction of each of the following conditions as of such Initial Closing, unless otherwise waived in writing by the Company:

Section 7.1             Representations and Warranties.  The representations and warranties of the Purchaser set forth in Article V hereof shall be true, correct and complete in all material respects on and as of the applicable Closing Date (other than those that are qualified by a reference to materiality, which representations and warranties as so qualified shall be true, correct and complete in all respects).

Section 7.2             Absence of Litigation.  There shall not be (a) any Order of any nature issued by a Governmental Entity with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding pending wherein an Order would prevent the performance of this

(5)  The Registration Rights Agreement will reflect the following:

The Company will file an “evergreen” resale registration covering the shares of Common Stock to be issued in the Recapitalization within the later of (i) immediately after the Initial Closing, and (ii) 5 business days after the filing of its Form 10-K for the year ended December 31, 2006.  The Company will use its best efforts to cause the registration statement to become effective within three months after such filing.  The Purchaser will be entitled to piggyback registration rights.  Failure to comply with the foregoing terms or to satisfy NYSE listing requirements will incur penalties.  The Company will not grant registration rights to any third Party superior to those granted to the Purchaser.

Agreement or the consummation of any material aspect of the transactions or events contemplated hereby, declare unlawful any material aspect of the transactions or events contemplated by this Agreement, or cause any material aspect of any transaction contemplated by this Agreement to be rescinded or be reasonably likely to have a Company or Purchaser Material Adverse Effect.

Section 7.3             Consents and Approvals.  All consents, approvals or authorizations of, or declarations to or filings with, any Governmental Entity necessary to permit the Company and the Purchaser to perform their obligations under this Agreement and consummate the transactions contemplated thereby have been obtained or made and are in full force and effect.

Section 7.4             No Change in Law.  There shall not have been any change in any Law applicable to the Company that would prevent the performance of this Agreement or the consummation by the Company of any material aspect of the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

Section 8.1             Termination.  This Agreement may be terminated at any time prior to the Initial Closing:

(a)           by mutual written consent of the Company and the Purchaser;

(b)           by either the Company or the Purchaser, if the Initial Closing shall not have occurred on or prior to March 31, 2007 (the “Termination Date”);

(c)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.1, as the case may be, would be incapable of being satisfied by the Termination Date, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by the Company to the Purchaser; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the Company is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(d)           by the Purchaser, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.1, as the case may be, would be incapable of being satisfied by the Termination Date, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by the Purchaser to the Company; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the Purchaser is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)           by either the Company or the Purchaser, if any injunction or Order issued by any court of competent jurisdiction preventing the consummation of the Agreement shall have become final and nonappealable, provided, however, that the terms of this Section 8.1(e) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Order or to have such Order vacated or made inapplicable to the Agreement;

(f)            by either the Company or the Purchaser, if there shall be any statute, rule, regulation, Order or decree of a Governmental Entity that prohibits or makes illegal the consummation of the Agreement, and such statute, rule, regulation, Order or decree shall have become final and nonappealable;

(g)           by the Company, if the Company Board of Directors authorizes the Company to enter into any definitive written agreement providing for a transaction that constitutes a Superior Competing Transaction; provided, that for the termination to be effective, the Company shall have paid any fee required to be paid under Section 8.2 of this Agreement.

A terminating party shall provide written notice of termination to the other party specifying with particularity the basis for such termination.  If more than one provision in this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 8.1 for any such termination.

Section 8.2             Break-Up Fees and Expenses.

(a)           Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and any other transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

(b)           The Company and the Operating Partnership agree that if the Company shall terminate this Agreement pursuant to Section 8.1(g) (Superior Competing Transaction), then the Company shall pay to the Purchaser the Break-Up Fee prior to or simultaneously with such termination.

(c)           For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to $25,000,000.  Payment of the Break-Up Fee shall be made, as directed by the Purchaser, by wire transfer of immediately available funds.

Section 8.3             Effect of Termination.  In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto (or any of its directors, officers, partners, managers, employees, agents, legal and financial advisors or other representatives), except as provided in Section 3.5(b) (Confidentiality), Section 8.2 (Break-Up Fees and Expenses), this Section 8.3 and Article X; provided, however, that nothing contained herein shall relieve any person of liability for fraud or a willful misconduct by a party of any of its obligations set forth in this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1             Indemnification Generally.  The Company, on the one hand, and the Purchaser, on the other hand (each an “Indemnifying Party”), shall indemnify the other from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlement costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) or deficiencies (collectively, “Losses”) resulting from any breach of a representation, warranty or covenant by the Indemnifying Party and all claims, charges, actions or proceedings incident to or arising out of the foregoing.  The Company shall further indemnify the Purchaser for any and all Losses incurred by the Purchaser which arise out of any claim by or on behalf of any stockholder, security holder, private equity fund investor or joint venture partner of the Company in connection with any act or omission by the Company in respect of its obligations under this Agreement.  Except with respect to third party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the Indemnifying Party shall satisfy its obligations hereunder within thirty (30) days of receipt of a notice of claim under this Section 9.1.  Any Losses suffered by the Purchaser pursuant to this Article IX shall be payable, at the sole discretion of the Purchaser, either in cash or in Common Stock.

Section 9.2             Indemnification Procedures For Third Party Claims.  If a claim by a third party is made against a Person entitled to indemnification under this Article IX (an “Indemnified Party”) and such Indemnified Party intends to seek indemnity with respect thereto from any Indemnifying Party, such Indemnified Party shall give notice in writing as promptly as reasonably practicable to each such Indemnifying Party of any action commenced against or by it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnified Party shall not relieve such Indemnifying Party from any liability that it may have otherwise than on account of this indemnity agreement so long as such failure shall not have materially prejudiced the position of the Indemnifying Party.  Upon such notification, the Indemnifying Party shall assume the defense of such action brought by a third party, and after such assumption, the Indemnified Party shall not be entitled to reimbursement of any expenses incurred by it in connection with such action except as described below.  In any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party shall have failed to promptly assume and thereafter vigorously conduct such defense, (ii) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary or (iii) the named parties in any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them.  No Indemnifying Party, in the defense of a third party claim shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, damage or liability by reason of such settlement or judgment.

Section 9.3             Survival of Representations, Warranties, Agreements, Etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Company or the Purchaser in connection with the transactions contemplated by this Agreement shall survive for the duration of any statutes of limitation applicable thereto, the execution and delivery of this Agreement, any investigation at any time made by the Company, the Purchaser or on such party’s behalf, the purchase of the Shares by the Purchaser under this Agreement and any disposition of or payment on the Shares.  All statements contained in any certificate or other instrument delivered to one party by or on behalf of the other party- pursuant to this Agreement shall be deemed representations and warranties of such party under this Agreement.  Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

ARTICLE X

MISCELLANEOUS

Section 10.1           Expenses and Taxes.

(a)           Each party to this Agreement shall bear its own respective costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the agreements and consummation of the transactions contemplated hereby.

(b)           All transfer, stamp (including documentary stamp Taxes, if any), and other similar Taxes with respect to the purchase and sale of the Shares, shall be borne by the Company.

Section 10.2           Further Assurances.  The Purchaser and the Company shall duly execute and deliver, or cause to be duly executed and delivered, at their own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the other party to carry out the provisions and purposes of this Agreement.

Section 10.3           Public Announcement.  The Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required based upon the reasonable opinion of counsel by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system or automated quotation system.

Section 10.4           No Third Party Beneficiaries.  Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 10.5           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter of this Agreement.

Section 10.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that the Purchaser may assign all or any of its rights and obligations hereunder to one or more designated controlled Affiliates without such prior written approval provided that the Purchaser remains responsible for the obligations under this Agreement with respect to such assignee.

Section 10.7           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 10.8           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied, sent by internationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

The Mills Corporation

5425 Wisconsin Avenue

Suite 500

Chevy Chase, MD 20815

Attn: Mark S. Ordan

Telephone: (301) 968-6000

Telecopy:

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY  10019

Attn.:  Adam O. Emmerich, Esq.

Telecopy:  (212) 403-2000

If to the Purchaser:

Gazit-Globe Ltd.

1660 NE Miami Gardens Drive

Suite 8

North Miami Beach, FL 33179

Telephone: (305) 944-7988

Telecopy: (305) 944-7986

Attention: Roni Soffer

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York  10022

Telephone:  (212) 318-6000

Telecopy:  (212) 319-4090

Attn:       Martin Edelman, Esq.

                Mark Schonberger, Esq.

                Michael L. Zuppone, Esq.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by internationally-recognized overnight courier, on the third Business Day following dispatch and (iv) in the case of mailing, on the seventh Business Day following such mailing.

Section 10.9           Governing Law; Submission to Jurisdiction.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY IN WILMINGTON, DELAWARE (OR IF SUCH COURT IS NOT AVAILABLE, ANY OTHER DELAWARE STATE COURT OR ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR

OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 10.10         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.11         Incorporation of Schedules.  The Exhibits referred to herein and the Company Disclosure Letter, and all exhibits or attachments thereto, are intended to be and hereby are specifically made a part of this Agreement.  Any matter set forth in any section or subsection of the Company Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by the Company or any of the Company Subsidiaries, or otherwise imply, that any such matter rises to the level of a Company Material Adverse Effect, constitutes a Material Contract, or is otherwise material for any purposes of this Agreement or the Company Disclosure Letter.

Section 10.12         Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The use in this Agreement of the term “including” means “including, without limitation.”  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 10.13         Interpretation.  When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of this Agreement: (i) the words “include,” “includes” or “including” and words of similar import shall be deemed to be followed by the words “without limitation”; (ii) the words “hereof”, “herein” and “hereby” and words of similar import refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not to any particular provisions of this Agreement; (iii) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular and words of one gender shall be deemed to include the other gender; (iv) the word “or” shall not be exclusive; (v) provisions shall apply, when appropriate, to successive events and transactions; and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

Section 10.14         Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.15         Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS Section 10.15.

[Signature pages to follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the date first above written by their respective officers thereunto duly authorized.

GAZIT-GLOBE LTD.

By:
Name:
Title:

[MERLOT] CORPORATION

By:
Name:
Title:

Signature Page to the Securities Purchase Agreement

Annex 1

CERTAIN DEFINITIONS

“Affiliates” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Introduction.

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Balance Sheet Date” is defined in Section 4.7(c).

“Basic Amount” is defined in Section 3.1(a).

“Break-Up Fee” is defined in Section 8.2(c).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York.

“Capitalization Date” is defined in Section 4.4(a).

“Commission” means the Securities and Exchange Commission.

“Common Stock” is defined in the Recitals.

“Company” is defined in the Introduction.

“Company Board of Directors” shall mean Board of Directors of The Mills Corporation.

“Company Bylaws” is defined in Section 4.2(a).

“Company Charter” is defined in Section 4.2(a).

“Company Employee Benefit Plan” is defined in Section 4.14(a).

“Company Intellectual Property Rights” is defined in Section 4.15(g).

“Company Leases” is defined in Section 4.18.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that has a material adverse effect on the business, assets, liabilities, continuing results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no change or effect resulting from any of the following shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect:

(i)                                     changes in conditions affecting the real estate industry generally, the United States of America or the global economy;

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(ii)                                  general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God);

(iii)                               general financial or capital market conditions, including interest rates, or changes therein;

(iv)                              any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof, after the date of this Agreement;

(v)                                 the negotiation, execution, announcement or performance of this Agreement or the performance or consummation of the transactions contemplated hereby;

(vi)                              any action or omission required pursuant to the terms of this Agreement, or pursuant to the express written request of the Purchaser, or any action otherwise taken by the Purchaser; or

(vii)                           a decrease in the market price of the Company Common Shares; provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease in market price has resulted in, or contributed to, a Company Material Adverse Effect;

which, in the case of each of clause (i), (ii) and (iii), do not affect the Company or the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the real estate mall industry.

“Company Participation Agreements” is defined in Section 4.17(l).

“Company Participation Interest” is defined in Section 4.17(l).

“Company Participation Party” is defined in Section 4.17(l).

“Company Permits” is defined in Section 4.10(a).

“Company Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception disclosed in any Company Title Insurance Policy provided or made available to the Purchaser (whether material or immaterial), Liens and obligations arising under the Material Contracts of the Company (including but not limited to any Lien securing mortgage debt disclosed in Section 11 of the Company Disclosure Letter), the Company Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) easement agreements and all other matters disclosed on any Company Title Insurance Policy provided or made available to the Purchaser; (vii) matters that would be disclosed on current title reports or surveys

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that arise or have arisen in the ordinary course of business, and/or (viii) other Liens being contested in good faith in the ordinary course of business.

“Company Properties” is defined in Section 4.17(a).

“Company Property” is defined in Section 4.17(a).

“Company SEC Documents” is defined in Section 4.6.

“Company Subsidiary” means (i) any entity in which the Company owns directly or indirectly, more than 50% of the voting capital stock or equity interest, including, without limitation, the Operating Partnership and (ii) all of the entities listed on Section 9.1 of the Company Disclosure Letter.

“Company Third Party” is defined in Section 4.17(k).

“Company Title Insurance Policy” is defined in Section 4.17(k).

“Competing Transaction” is defined in Section 3.3(d)

“Confidentiality Agreement” is defined in Section 3.5(b).

“Encumbrances” is defined in Section 4.17(a).

“Environmental Action” means any complaint, summons, citation, notice directive, order, claim, litigation, third party investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity or any third party involving violations of Environmental Laws or releases, discharges, leaks of Hazardous Materials in, on, or migrating to or from the Properties.

“Environmental Law”  means any applicable federal, state, or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, public health and safety, or Hazardous Materials, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §6901 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 USC §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §1101 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state or local counterparts or equivalents, in each case as amended from time to time.

“ERISA” is defined in Section 4.13.

“Excepted Limit” is defined in Section 3.7.

“Excess Shares” is defined in Section 4.4(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“GAAP” means, at any time, generally accepted accounting principles in the jurisdiction in which the Person to which such principles are applied is organized at such time.

“GP Units” is defined in Section 4.4(b).

“Goldman Sachs Loan” means the Company’s Senior Secured Term Loan Facility pursuant to the Credit and Guaranty Agreement, dated as of May 19, 2006, among the Operating Partnership, as borrower; the Company, as Purchaser; certain Subsidiaries of the Company, as guarantors; various lenders; and Goldman Sachs Mortgage Company, as administrative agent, collateral agent, lead arranger and syndication agent.

“Governmental Entity” means any court, administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, federal, state or local.

“Including” is defined in Section 10.12.

“Indemnified Party” is defined in Section 9.2.

“Indemnifying Party” is defined in Section 9.1.

“Independent Accounting Firm” shall mean [      ].

“Initial Closing” is defined in Section 1.2(a).

“Initial Closing Date” is defined in Section 1.2(a).

“Initial Shares” is defined in Section 1.1.

“Intellectual Property” is defined in Section 4.15(g).

“Investment Period” is defined in Section 2.1.

“Israeli Financial Statements” is defined in Section 3.8.

“Israeli Gap” is defined in Section 3.8.

“Issuance Offer” is defined in Section 3.1(a).

“Kan Am” means KanAm International GmbH, KanAm USA LLC and each of their respective Affiliates.

“Knowledge”, or any similar expression, shall mean (a) with respect to the Company (or any Company Subsidiaries), the actual knowledge or the knowledge such individual would have had of a fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties, as of the date hereof, of the persons set forth on Exhibit [    ]; and (b) with respect to the Purchaser (or any of its Subsidiaries), the actual knowledge, or the knowledge such individual would have had of a fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties, as of the date hereof, of the persons set forth on Exhibit F.

“Laws” means any Federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any

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Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Liens” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale, trust receipt or other title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, equity or adverse claim or other similar arrangement or interest in real or personal property.

“Losses” is defined in Section 9.1.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, Assets, condition (financial or otherwise), operating results, or prospects of such Person and its Subsidiaries, if any, taken as a whole; provided, however, with respect to the Company, that any decrease in the trading price or volume of the Company’s Common Stock that occurs in the absence of a material adverse effect on any of the foregoing shall not, in itself, be deemed to be a “Material Adverse Effect.”

“Material Contract” is defined in Section 4.19.

“Notice of Acceptance” is defined in Section 3.1(b).

“Offered Securities” is defined in Section 3.1(a).

“Order” means any order, writ, judgment, injunction, decree, determination or award issued by a Governmental Entity.

“Ownership Limit” is defined in Section 3.7.

“Partnership Agreement” means the Limited Partnership Agreement, dated as of April 21, 1994, of the Operating Partnership, as amended from time to time.

“Partnership Units” is defined in Section 4.4(b).

“Permitted Title Exceptions” is defined in Section 4.17(a).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Preferred Shares” is defined in Section 4.4(a)(i).

“Preferred Units” is defined in Section 4.4(b).

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity or an arbitrator, mediator or tribunal.

“Purchase Price” is defined in Section 1.1.

“Purchaser” is defined in Introduction.

“Purchaser Material Adverse Effect” means any change or effect that would materially impair the ability of Party to timely consummate the transactions, or perform any of its other obligations, contemplated by this Agreement.

“REIT” is defined in Section 4.12(b).

“Refused Securities” is defined in Section 3.1(c).

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“Representatives” is defined in Section 3.3(a).

“Reserved Option Shares” is defined in Section 3.1(g)(ii).

“Restatement and Related Matters” means (a) the pending restatement of the Company’s and the Operating Partnership’s historical financial statements described in the Company SEC Documents, the associated delay in filing the Company’s and the Operating Partnership’s annual report on Form 10-K and quarterly reports on Form 10-Q, (b) the informal and formal investigations initiated by the SEC and described in the Company SEC Documents, (c) the review of the Company’s and the Operating Partnership’s historical financial statements and transactions reflected therein by the audit committee of the Company Board of Directors and its counsel as described in the Company SEC Documents, (d) the independent review of the Company’s and the Operating Partnership’s historical financial statements and transactions reflected therein by Ernst & Young LLP, the Company’s auditors, and (e) litigation by certain holders of securities of the Company and the Operating Partnership relating to the foregoing matters.

“Rights Offering” is defined in Section 2.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Shares is defined in Section 4.4(a)(i).

“Series C Shares is defined in Section 4.4(a)(i).

“Series D Shares is defined in Section 4.4(a)(i).

“Series E Shares is defined in Section 4.4(a)(i).

“Series F Shares is defined in Section 4.4(a)(i).

“Series G Shares is defined in Section 4.4(a)(i).

“Superior Competing” is defined in Section 3.3(e)

“Takeover Statute” is defined in Section 4.22.

“Tax” or “Taxes” shall mean any U.S. federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

“Tax Protection Agreement” shall mean any agreement, oral or written, to which the Company or any Company Subsidiary is a party and pursuant to which:  (i) any liability to the holders of the LP Units may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of LP Units, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt or (B) retain or not dispose of assets for a period of time that has not since expired; or (iii) limited partners of the Operating Partnership have guaranteed or otherwise assumed, directly or indirectly, debt of the Operating Partnership.

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“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” is defined in Section 8.1(b).

“Third-Party Intellectual Property Rights” is defined in Section 4.15(g).

“Total Commitment” is defined in Section 2.1

“Waiver” is defined in Section 6.5.

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